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                          AGREEMENT AND PLAN OF MERGER


                                      AMONG

                          EDUCATION ALTERNATIVES, INC.,

                               SUN DELAWARE, INC.

                                       AND

                       SUNRISE EDUCATIONAL SERVICES, INC.




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                             DATED SEPTEMBER 2, 1997
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                                TABLE OF CONTENTS

ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.01. EFFECTIVE TIME OF THE MERGER.. . . . . . . . . . . . . . . . . . . . . . 1
1.02. CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.03. EFFECTS OF THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.04. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. . . . 2
1.05. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. . . . . . . . . . . . . 3
1.06. OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II CONVERSION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . 4

2.01. EFFECT ON CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . 4
     (a) Capital Stock of Sub. . . . . . . . . . . . . . . . . . . . . . . . . 4
     (b) Sunrise Common Stock and Sunrise Series C Stock . . . . . . . . . . . 4
     (c) Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     (d) EAI Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     (e) Sunrise Stock Options and Warrants. . . . . . . . . . . . . . . . . . 5
     (f) Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . 5
2.02 CONVERSION OF SUNRISE COMMON STOCK AND SUNRISE SERIES C STOCK . . . . . . 5
2.03. ELECTION AND PRORATION PROCEDURES. . . . . . . . . . . . . . . . . . . . 6
2.04. EXCHANGE OF CERTIFICATES.. . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SUNRISE. . . . . . . . . . . . .10

3.01. ORGANIZATION OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . .10
3.02. SUNRISE CAPITAL STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . .11
3.03. AUTHORITY, NO CONFLICT, REQUIRED FILINGS AND CONSENTS. . . . . . . . . .11
3.04. SEC FILINGS; FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . .13
3.05. NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . .13
3.06. ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . .14
3.07. TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
3.08. PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
3.09. INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . .15
3.10. AGREEMENTS, CONTRACTS, AND COMMITMENTS . . . . . . . . . . . . . . . . .16
3.11. LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
3.12.  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .16
     (a) Hazardous Substances. . . . . . . . . . . . . . . . . . . . . . . . .16
     (b) Hazardous Substances Activities . . . . . . . . . . . . . . . . . . .17
     (c) UST's and AST's.. . . . . . . . . . . . . . . . . . . . . . . . . . .17
     (d) Listing.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     (e) Environmental Reports . . . . . . . . . . . . . . . . . . . . . . . .17
     (f) Environmental Claims, etc.. . . . . . . . . . . . . . . . . . . . . .17
     (g) Compliance with Environmental Laws. . . . . . . . . . . . . . . . . .17
3.13. EMPLOYEE BENEFIT PLANS.. . . . . . . . . . . . . . . . . . . . . . . . .18
3.14. COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . .19
3.15. INTERESTED PARTY TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . .19
3.16. NO EXISTING DISCUSSIONS. . . . . . . . . . . . . . . . . . . . . . . . .19
3.17. NO SECURED DEBT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
3.18. OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . . . . . .19
3.19. TAX REPRESENTATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .19
3.20. CONSENTS OF THIRD PARTIES. . . . . . . . . . . . . . . . . . . . . . . .20
3.21. VOTING AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .20


                                        i
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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF EAI AND SUB . . . . . . . . . . .20

4.01. ORGANIZATION OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . .20
4.02. EAI CAPITAL STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . . . .21
4.03. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONTRACTS.. . . . . . . . .22
4.04. SEC FILINGS; FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . .23
4.05. NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . .23
4.06. ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . .24
4.07. TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
4.08. PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
4.09. INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . .25
4.10. AGREEMENTS, CONTRACTS AND COMMITMENTS. . . . . . . . . . . . . . . . . .26
4.11. LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
4.12. ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .26
     (a) Hazardous Substances. . . . . . . . . . . . . . . . . . . . . . . . .26
     (b) Hazardous Substances Activities.. . . . . . . . . . . . . . . . . . .26
     (c) UST's and AST's.. . . . . . . . . . . . . . . . . . . . . . . . . . .26
     (d) Listing.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     (e) Environmental Reports.. . . . . . . . . . . . . . . . . . . . . . . .27
     (f) Environmental Claims, etc.. . . . . . . . . . . . . . . . . . . . . .27
     (g) Compliance with Environmental Laws. . . . . . . . . . . . . . . . . .27
4.13. EMPLOYEE BENEFIT PLANS.. . . . . . . . . . . . . . . . . . . . . . . . .27
4.14. COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . .28
4.15. INTERESTED PARTY TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . .28
4.16. NO EXISTING DISCUSSIONS. . . . . . . . . . . . . . . . . . . . . . . . .29
4.17. NO SECURED DEBT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
4.18. OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . . . . . .29
4.19. OWNERSHIP AND INTERIM OPERATIONS OF SUB. . . . . . . . . . . . . . . . .29
4.20. CONSENT OF THIRD PARTIES . . . . . . . . . . . . . . . . . . . . . . . .29
4.21. VOTING AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .29

ARTICLE V CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . .29

5.01. COVENANTS OF SUNRISE . . . . . . . . . . . . . . . . . . . . . . . . . .29
5.02. COVENANTS OF EAI . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
5.03. COOPERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS . . . . . . . . . . . . . . . .32

6.01. NO SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
6.02. JOINT PROXY STATEMENT; REGISTRATION STATEMENT. . . . . . . . . . . . . .33
6.03. ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . .34
6.04. SHAREHOLDERS MEETINGS. . . . . . . . . . . . . . . . . . . . . . . . . .35
6.05. LEGAL CONDITIONS TO MERGER . . . . . . . . . . . . . . . . . . . . . . .35
6.06. PAYMENT OF TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
6.07. PUBLIC DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . . . .35
6.08. TAX-FREE REORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . .36
6.09. NASDAQ QUOTATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
6.10. STOCK PLANS, WARRANTS AND OTHER OPTIONS. . . . . . . . . . . . . . . . .37
6.11. GUARANTEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
6.12. CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
6.13. BROKERS OR FINDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .38
6.14 EMPLOYEE BENEFITS; EMPLOYEE ISSUES. . . . . . . . . . . . . . . . . . . .38
6.15. REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
6.16. NOTIFICATION OF CERTAIN MATTERS. . . . . . . . . . . . . . . . . . . . .38
6.17. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. . . . . . . . . . . . . . . .38


                                       ii
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ARTICLE VII CONDITIONS TO MERGER . . . . . . . . . . . . . . . . . . . . . . .39

7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER . . . . . . .39
     (a) Shareholder Approval. . . . . . . . . . . . . . . . . . . . . . . . .39
     (b) Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     (c) Registration Statement. . . . . . . . . . . . . . . . . . . . . . . .39
     (d) NASDAQ. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF EAI AND SUB. . . . . . . . . . .39
     (a) Accuracy of Representations and Warranties; Compliance with Covenants39
     (b) Absence of Material Adverse Effect. . . . . . . . . . . . . . . . . .40
     (c) Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     (d) Absence of Litigation, Injunctions. . . . . . . . . . . . . . . . . .40
     (e) Opinion of Sunrise's Counsel. . . . . . . . . . . . . . . . . . . . .40
     (f) Updated Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . .40
     (g) Comfort Letter. . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     (h) Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
     (i) Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . .41
     (j) Preschool Services, Inc . . . . . . . . . . . . . . . . . . . . . . .41
     (j) Preschool Services, Inc . . . . . . . . . . . . . . . . . . . . . . .41
7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SUNRISE. . . . . . . . . . . . .41
     (a) Accuracy of Representations and Warranties; Compliance with Covenants41
     (b) Absence of Material Adverse Effect. . . . . . . . . . . . . . . . . .42
     (c) Absence of Litigation, Injunctions. . . . . . . . . . . . . . . . . .42
     (d) Opinion of EAI's Counsel. . . . . . . . . . . . . . . . . . . . . . .42
     (e) Updated Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . .42
     (f) Comfort Letter. . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     (g) Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42

ARTICLE VIII TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . .43

8.01. TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
8.02. EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . .44
8.03. FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . .44
8.04. ALTERNATIVE TRANSACTION DEFINITION . . . . . . . . . . . . . . . . . . .44
8.05. AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
8.06. EXTENSION; WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . .45

ARTICLE IX MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . .45

9.01. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS . . . . . . .45
9.02. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
9.03. INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
9.04. COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
9.05. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES . . . . . . . . . . . . .46
9.06. GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
9.07. ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
9.08. KNOWLEDGE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47

ARTICLE X DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .47


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SCHEDULES
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Sunrise Disclosure Schedule
EAI Disclosure Schedule
Schedule 3.02(g) . . . . . . . . . . . . . .  Sunrise Warrant Agreements
Schedule 3.04(b) . . . . . . . . . . . . . .  Sunrise Financial Statements
Schedule 3.08. . . . . . . . . . . . . . . .  Sunrise Properties
Schedule 3.09. . . . . . . . . . . . . . . .  Sunrise Intellectual Property
Schedule 3.10. . . . . . . . . . . . . . . .  Sunrise Material Contracts
Schedule 3.13. . . . . . . . . . . . . . . .  Sunrise Employee Benefit Plans
Schedule 4.04(b) . . . . . . . . . . . . . .  EAI Financial Statements
Schedule 4.08. . . . . . . . . . . . . . . .  EAI Properties
Schedule 4.09. . . . . . . . . . . . . . . .  EAI Intellectual Property
Schedule 4.11. . . . . . . . . . . . . . . .  EAI Material Contracts
Schedule 4.13. . . . . . . . . . . . . . . .  EAI Employee Benefit Plans
Schedule 5.01(e) . . . . . . . . . . . . . .  Sunrise Existing Obligations
Schedule 5.01(l) . . . . . . . . . . . . . .  Sunrise Capital Expenditures
Schedule 6.12. . . . . . . . . . . . . . . .  Sunrise Fees
Schedule 7.02(j) . . . . . . . . . . . . . .  Preschool Services, Inc. Officers
                                               and Directors


EXHIBITS
--------

Exhibit 1.01 . . . . . . . . . . . . . . . .  Form of Certificate of Merger
Exhibit 3.22 . . . . . . . . . . . . . . . .  Form of Sunrise Affiliate
                                               Agreement
Exhibit 4.21 . . . . . . . . . . . . . . . .  Form of EAI Affiliate Agreement
Exhibit 7.02(e). . . . . . . . . . . . . . .  Form of Opinion of Counsel to
                                               Sunrise
Exhibit 7.03(d). . . . . . . . . . . . . . .  Form of Opinion of Counsel to EAI

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated September 2, 1997, is by and among EDUCATION ALTERNATIVES, INC., a Minnesota corporation ("EAI"), SUN DELAWARE, INC., a Delaware corporation and a wholly owned subsidiary of EAI ("Sub"), and SUNRISE EDUCATIONAL SERVICES, INC., a Delaware corporation ("Sunrise").

                                   WITNESSETH:

     WHEREAS, the Boards of Directors of EAI, Sub and Sunrise deem it advisable and in the best interests of each corporation and its respective shareholders that EAI and Sunrise combine in order to advance the long-term business interests of EAI and Sunrise;

     WHEREAS, the strategic combination of EAI and Sunrise shall be effected by the terms of this Agreement through a transaction in which Sunrise will merge with and into Sub, and the stockholders of Sunrise will become shareholders of EAI (the "Merger");

     WHEREAS, in furtherance of the Merger, and upon the terms and conditions set forth herein, (i) each share of Sunrise's Common Stock, $.01 par value, issued and outstanding at the Effective Time (as defined in Section 1.01 hereof) ("Sunrise Common Stock"), shall be converted, using the Exchange Ratio (as defined in Section 2.02(a)(i) hereof) and subject to the proration procedures set forth in Section 2.03 hereof, into either (a) shares of Common Stock, par value $.01, of EAI ("EAI Common Stock") or (b) cash and (ii) each share of Sunrise's Series C Preferred Stock, $1.00 par value, issued and outstanding at the Effective Time ("Sunrise Series C Stock"), shall be converted, using the Series C Conversion Factor (as defined in Section 2.02(b) hereof), into EAI Common Stock at the Effective Time.

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.01. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger"), substantially in the form attached hereto as Exhibit 1.01, shall be duly executed and acknowledged by the Constituent Corporations (as defined in Section 1.03 hereof), and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the General Corporation Law of the State of Delaware (the

"Delaware Law"), as soon as practicable on or after the Closing Date (as defined in Section 1.02 hereof). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 9:00 a.m., Minneapolis time, on a date to be specified by EAI and Sunrise, which shall be no later than the second business day after satisfaction of the shareholder approval conditions set forth in Section 7.01(a) hereof, and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in this Agreement, but in any event which shall be no later than 120 days from the date of this Agreement (the "Closing Date"), at the offices of Faegre & Benson LLP, Minneapolis, Minnesota, unless another date or place is agreed to in writing by EAI and Sunrise. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     1.03.  EFFECTS OF THE MERGER.

            (a) At the Effective Time in accordance with this Agreement and Delaware Law, (i) Sunrise shall be merged with and into Sub, (ii) the separate corporate existence of Sunrise (except as such existence may be continued by operation of law) shall cease and (iii) Sub shall continue as the surviving corporation and shall be governed by the laws of the State of Delaware (Sub and Sunrise are sometimes referred to herein as the "Constituent Corporations" and Sub is sometimes referred to herein as "Surviving Corporation").

               (b) At and after the Effective Time, Surviving Corporation shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts, liabilities and duties due on whatever account, and all and every other interest of or belonging to either of the Constituent Corporations, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in Surviving Corporation without further act or deed, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of Surviving Corporation, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall thereafter attach to Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred or contracted by it.

     1.04.  CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING
CORPORATION.

            (a) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation, until duly amended in accordance with the terms thereof and of the Delaware Law, except that from and after the Effective Time, Article First of the Certificate of Incorporation of Sub shall be amended to be and read as follows:

                "First: The name of the Corporation shall be Sunrise Educational Services, Inc."

          (b) The By-Laws of Sub in effect immediately prior to the Effective Time shall be the By-Laws of Surviving Corporation, until duly amended in accordance with the terms thereof, of the Certificate of Incorporation of Surviving Corporation and of the Delaware Law.

   1.05.  DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.

          (a) The directors of Sub holding office at the Effective Time shall, from and after the Effective Time, be the directors of Surviving Corporation, such directors to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Surviving Corporation's Certificate of Incorporation and By-Laws.

          (b) The officers of Surviving Corporation from and after the Effective Time shall be as at set forth below:

               John T. Golle                 Chief Executive Officer
               James R. Evans                President
               Barbara L. Owens              Vice President
               Jennifer L. Andrew            Treasurer and Secretary

          Such officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Surviving Corporation's Certificate of Incorporation and By-Laws.

          1.06.  OTHER AGREEMENTS.  At or prior to the Effective Time:

          (a) The EAI Stock Option Plan (as defined in Section 4.02(a) hereof) shall be amended to increase the number of shares reserved for issuance upon the exercise of options thereunder to an amount sufficient to cover the exercise of Sunrise Options (as defined in Section 2.01(e) hereof).

          (b) The number of directors to serve on the Board of Directors of EAI shall be increased by one, and such opening shall be filled by an individual mutually acceptable to the Board of Directors of both EAI and Sunrise.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.01.  EFFECT ON CAPITAL STOCK.  Subject to the other provisions of this
Article II, at the Effective Time, by virtue of the Merger and without any action on the part of EAI, Sunrise, Sub or the holder of any shares of the following securities:

           (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall remain outstanding as a share of Sub Common Stock and shall not be converted into any other securities or cash pursuant to the Merger. The certificates for such shares shall not be surrendered or in any way modified by reason of the effectiveness of the Merger. No stock of Sub will be issued pursuant to the Merger.

           (b)  SUNRISE COMMON STOCK AND SUNRISE SERIES C STOCK.  Subject to
Section 2.02 hereof, (i) each issued and outstanding share of Sunrise Common Stock (other than Dissenting Shares (as defined in Section 2.01(f) hereof) and shares of Sunrise Common Stock held of record by EAI, Sub or Sunrise or any other direct or indirect subsidiary of EAI or Sunrise immediately prior to the Effective Time) shall be automatically converted into and become the right to receive EAI Common Stock or cash, at the election of the holder thereof, in each case, as provided in Section 2.02(a) hereof, and (ii) each issued and outstanding share of Sunrise Series C Stock (other than Dissenting Shares and shares of Sunrise Series C Stock held of record by EAI, Sub or Sunrise or any other direct or indirect subsidiary of EAI or Sunrise immediately prior to the Effective Time) shall be automatically converted into and become the right to receive EAI Common Stock, as provided in Section 2.02(b) hereof. At the Effective Time, each share of Sunrise Common Stock or Sunrise Preferred Stock (as defined in Section 3.02(a) hereof) held of record by EAI, Sub or Sunrise or any direct or indirect subsidiary of EAI or Sunrise shall be canceled and cease to exist, and no payment shall be made with respect thereto.

           (c) FRACTIONAL SHARES. No scrip or fractional shares of EAI Common Stock shall be issued in the Merger. Each fractional share of EAI Common Stock which a holder of Sunrise Common Stock or Sunrise Series C Stock would otherwise be entitled to receive shall be automatically converted into the right to receive, after the later of the Effective Time or the surrender of such stockholder's Certificate or Certificates (as defined in Section 2.01(d) hereof), from EAI, an amount in cash in lieu of such fractional share of EAI Common Stock based on the EAI Share Price (as defined in Section 2.02(a)(i) hereof). EAI will make available to the Exchange Agent (as defined in
Section 2.03 hereof) the cash necessary for the purpose of paying for fractional shares.

           (d) EAI STOCK. All shares of EAI Common Stock into which the shares of Sunrise Common Stock or Sunrise Series C Stock are converted shall be fully paid and nonassessable and will have Rights attached thereto in accordance with the EAI Rights Agreement (as such terms are defined in Section 4.02(a) hereof). All shares of Sunrise Common Stock or Sunrise Series C Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and holders of certificates which immediately prior to the Effective Time represented shares of Sunrise Common Stock or Sunrise

Series C Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the shares of EAI Common Stock and any cash to be issued or paid in consideration therefor upon the surrender of the Certificates in accordance with Section 2.04 hereof, without interest.

          (e) SUNRISE STOCK OPTIONS AND WARRANTS. At the Effective Time, (i) all outstanding options to purchase Sunrise Common Stock (the "Sunrise Options") under the Sunrise 1987 Stock Option Plan, the Sunrise 1995 Stock Option Plan (together, the "Sunrise Stock Option Plans") and the Sunrise Non-Employee Directors Stock Option Plan (the "Sunrise Non-Employee Option Plan" and, together with the Sunrise Stock Option Plans, the "Sunrise Option Plans") will become options to purchase EAI Common Stock and (ii) each outstanding warrant to acquire shares of Sunrise Common Stock or Sunrise Series C Stock will become a warrant to acquire shares of EAI Common Stock, in accordance with Section 6.10 hereof.

          (f) DISSENTERS' RIGHTS. Notwithstanding any provision of this Agreement to the contrary, any shares of Sunrise Common Stock or Sunrise
Series C Stock, outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of the Delaware Law and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted pursuant to this Article II, but the holder shall only be entitled to such rights as are granted by the Delaware Law. If a holder of shares of Sunrise Common Stock or Sunrise Series C Stock who demands appraisal of those shares under the Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, a Stock Election (as defined in Section 2.03(a) hereof) shall be deemed to have been made with respect to such Shares, and such Dissenting Shares shall thus be converted into and represent only the right to receive, pursuant to the terms of Section 2.02 below, EAI Common Stock (and cash in lieu of fractional shares in accordance with Section 2.01(c) hereof), as the case may be. Sunrise shall give EAI (i) prompt notice of any written demands for appraisal of any shares of Sunrise Common Stock or Sunrise Series C Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the Delaware Law and received by Sunrise relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. Sunrise shall not, except with the prior written consent of EAI, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

    2.02  CONVERSION OF SUNRISE COMMON STOCK AND SUNRISE SERIES C STOCK.

          (a) Subject to the proration procedures and the other provisions of this Article II, each holder of Sunrise Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares or shares of Sunrise Common Stock held of record by EAI, Sub or Sunrise or any other direct or indirect subsidiary of EAI or Sunrise immediately prior to the Effective Time) will be entitled to elect, pursuant to Section 2.03 hereof, to receive one of the following:

           (i) for each share of Sunrise Common Stock, a fraction (the "Exchange Ratio") of one share of EAI Common Stock in an amount equal to $1.92 divided by the average per share closing price (the "EAI Share Price") of EAI Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the date which is five days prior to the date upon which a meeting of the stockholders of Sunrise is held for the purpose of approving the Merger; provided, however, that under no circumstances shall the Exchange Ratio exceed 0.450 or be less than 0.350; or

          (ii) for each share of Sunrise Common Stock, cash in the amount of $1.92 (the "Per Share Cash Consideration"); or

         (iii) some combination of EAI Common Stock and cash, in each case converted pursuant to the formulas set forth in subsections (i) and (ii) above; and

            (b) Subject to the other provisions of this Article II, each holder of Sunrise Series C Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares or shares of Sunrise Series C Stock held of record by EAI, Sub or Sunrise or any other direct or indirect subsidiary of EAI or Sunrise immediately prior to the Effective Time) will be entitled to receive, for each share of Sunrise Series C Stock, the number of shares of EAI Common Stock equal to the product (the "Series C Conversion Factor") of (x) 7.0588 and (y) a fraction (the "Series C Exchange Ratio") equal to (I) $2.125 divided by (II) the EAI Share Price, provided, however, that under no circumstances shall the Series C Exchange Ratio exceed 0.498 or be less than 0.387.

            (c) The Exchange Ratio and the Series C Exchange Ratio shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change (including the exercise of any Rights under the EAI Rights Agreement (as such terms are defined in Section 4.02(a) hereof)) in EAI Common Stock, Sunrise Common Stock or Sunrise Series C Stock following the date of this Agreement.

     2.03.  ELECTION AND PRORATION PROCEDURES.

            (a) ELECTION FORMS AND TYPES OF ELECTIONS. An election and transmittal notice (the "Election and Transmittal Notice") mutually acceptable to EAI and Sunrise, and other appropriate and customary transmittal and instruction materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Sunrise Common Stock or Sunrise Series C Stock shall pass, only upon proper delivery of such Certificates to an exchange agent
(the "Exchange Agent") authorized by EAI and reasonably acceptable to Sunrise) shall be mailed with the Joint Proxy Statement (as defined in
Section 6.02(a) hereof) as soon as practicable after the execution of this Agreement or on such other date as EAI and Sunrise shall mutually agree (the "Mailing Date") to each holder of record of Sunrise Common Stock and Sunrise Series C Stock as of five business days prior to the Mailing Date. Sunrise shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election and Transmittal Notice shall permit the holder of Sunrise Common Stock (or beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election"), to receive either (i) EAI Common Stock (a "Stock Election") with respect to all of such holder's Sunrise Common Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's Sunrise Common Stock or (iii) EAI Common Stock with respect to a specified number of shares of Sunrise Common Stock (a "Combination Stock Election") and cash with respect to a specified number of shares of Sunrise Common Stock (a "Combination Cash Election"). Any Sunrise Common Stock (other than Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election and Transmittal Notice received prior to the Election Deadline (as defined in Section 2.03(b) hereof) shall be deemed to be "Undesignated Shares" hereunder. A Stock Election shall be deemed to have been made with respect to all Undesignated Shares. Holders of Sunrise Series C Stock shall receive EAI Common Stock with respect to all of such holder's Sunrise Series C Stock.

          (b) PROPER AND TIMELY ELECTION. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election and Transmittal Notice by 5:00 P.M. (Minneapolis time) on the 30th day following the Mailing Date (the "Election Deadline"). An Election and Transmittal Notice shall be deemed properly completed only if (i) an Election is indicated for each share of Sunrise Common Stock covered by such Election and Transmittal Notice and (ii) such notice is accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Sunrise Common Stock and Sunrise Series C Stock covered by such Election and Transmittal Notice, together with duly executed transmittal materials included in or required by the Election and Transmittal Notice. Any Election and Transmittal Notice may be revoked or changed by the person submitting such Notice at or prior to the Election Deadline. In the event an Election and Transmittal Notice is revoked prior to the Election Deadline, the shares of Sunrise Common Stock represented by such Election and Transmittal Notice shall automatically become Undesignated Shares unless and until a new Election and Transmittal Notice is properly made with respect to such shares on or before the Election Deadline, and the Exchange Agent shall cause the certificates representing such shares of Sunrise Common Stock to be promptly returned without charge to the person submitting the revoked Election and Transmittal Notice upon written request to that effect from the holder who submitted such Election and Transmittal Notice. Subject to the terms of this Agreement and of the Election and Transmittal Notice, the Exchange Agent shall have reasonable discretion to determine whether an election, revocation, or change has been properly or timely made and to disregard immaterial defects in the Election and Transmittal Notice, and any decisions of EAI and Sunrise required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither EAI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election and Transmittal Notice.

          (c) PRORATION. If the number of Cash Election Shares (as defined below) exceeds the number of Maximum Cash Shares (as defined below), then as promptly as practicable but not later than ten calendar days after the Effective Time, EAI shall cause the Exchange Agent to effect an allocation among the holders of Cash Election Shares as follows:

        (i) a cash proration factor shall be determined by dividing (x) the Maximum Cash Shares by (y) the aggregate number of Cash Election Shares (the "Cash Proration Factor").

       (ii) Each holder of Sunrise Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to receive in exchange for shares of Sunrise Common Stock:

          (x) cash in an amount equal to the product of (1) the Per Share Cash Consideration, and (2) the aggregate number of shares of Sunrise Common Stock covered by such Cash Election or Combination Cash Election, and (3) the Cash Proration Factor; and

          (y)  the number of shares of EAI Common Stock equal to the product of
               (1) the Exchange Ratio, and (2) the aggregate number of shares of Sunrise Common Stock covered by such Cash Election or Combination Cash Election, and (3) one minus the Cash Proration Factor.


      (iii) For purposes of the proration described above, the following terms shall have the definitions indicated below:

          (x) "Cash Election Shares" shall mean the aggregate number of shares of Sunrise Common Stock as to which Cash Elections and Combination Cash Elections shall have effectively been made pursuant to Section 2.03 hereof;

          (y) "Maximum Cash Shares" shall mean (A) 50% of the aggregate number of shares of all Sunrise Common Stock outstanding immediately prior to the Effective Time LESS (B) the sum of (1) the aggregate number of shares of Sunrise Common Stock that are Dissenting Shares PLUS (2) the aggregate fractional shares of Sunrise Common Stock for which the holders of such Sunrise Common Stock are entitled to receive cash in lieu of fractional shares of EAI Common Stock pursuant to Section 2.01(d) hereof.

     2.04.  EXCHANGE OF CERTIFICATES.

           (a) Promptly after the Effective Time, EAI shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates representing the number of whole shares of EAI Common Stock to which the holders of Sunrise Common Stock and Sunrise Series C Stock are entitled pursuant to this Article II, together with cash sufficient to cover the lesser of the Cash Amount and the aggregate Per Share Cash Consideration and to pay for fractional shares then known to EAI (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from EAI, deliver the number of shares of EAI Common Stock and pay the amounts of cash provided for in this Article II out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent shall be provided by EAI and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by EAI, Sub, and Sunrise prior to the Effective Time.

          (b) As soon as practicable after the completion of the allocation procedure set forth in Section 2.03 hereof, each holder of a Certificate who surrenders or has surrendered such Certificate (or customary affidavits and indemnification regarding the loss or destruction of such Certificate), together with duly executed transmittal materials included in or required by the Election and Transmittal Notice, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing the whole shares of EAI Common Stock and/or the cash into which the Sunrise Common Stock and Sunrise Series C Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Sunrise Common Stock or Sunrise Series C Stock to which such holder would otherwise be entitled. EAI shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of EAI Common Stock provided that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided, however, that EAI shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the stockholder or if payment of any such tax by EAI otherwise would cause the Merger to fail to qualify as a tax-free reorganization under the Code. If any portion of the consideration to be received pursuant to this Article II upon exchange of a Certificate (whether the consideration to be received is a certificate representing shares of EAI Common Stock or a check representing cash for Per Share Cash Consideration or a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of EAI Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Time until surrender in accordance with this Section 2.04, each Certificate (other than Certificates representing treasury shares of Sunrise) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence only the right to receive cash and/or EAI Common Stock, as the case may be, into which such shares of Sunrise Common Stock shall have been so converted. No dividends that are otherwise payable on EAI Common Stock will be paid to persons entitled to receive EAI Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name the EAI Common Stock shall be issued any dividends on such EAI Common Stock that shall have a record date on or after the Effective Time and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of Sunrise Common Stock or Sunrise Series C Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

          (c) In case of any lost, mislaid, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Section 2.02 hereof and in accordance with Section 167 of the

Delaware Law, to deliver to EAI a bond in such reasonable sum as EAI may direct as indemnity against any claim that may be made against the Exchange Agent, EAI, or Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of Surviving Corporation of the shares of Sunrise Common Stock or Sunrise Series C Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.02 hereof. After the Effective Time, the shares of Sunrise Common Stock and Sunrise Series C Stock shall be delisted from the Nasdaq Small Cap Market.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Sunrise for six months after the Effective Time shall be returned to EAI, upon demand, and any holder of Sunrise Common Stock or Sunrise Series C Stock who has not theretofore complied with Section 2.04(b) hereof shall thereafter look only to EAI for issuance of the number of shares of EAI Common Stock and other consideration to which such holder has become entitled pursuant to Section 2.02 hereof; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Sunrise Common Stock or Sunrise Series C Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SUNRISE

     Sunrise represents and warrants to EAI and Sub that the statements contained in this Article III are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by Sunrise to EAI on or before the date of this Agreement (the "Sunrise Disclosure Schedule"). The Sunrise Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosures in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article III.

   3.01.  ORGANIZATION OF THE COMPANY.  Each of Sunrise and its Subsidiaries
(as defined in Article X) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets, financial condition or results of operations (a "Material Adverse Effect") of Sunrise and its Subsidiaries, taken as a whole. Except as set forth in the Sunrise SEC Reports (as defined in Section 3.04 hereof) or in the Sunrise Disclosure Schedule, neither Sunrise nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity excluding securities in any publicly traded company held for investment by Sunrise and comprising less than one percent of the outstanding stock of such company.

    3.02. SUNRISE CAPITAL STRUCTURE.

          (a) The authorized capital stock of Sunrise on the date hereof consists of 10,000,000 shares of Sunrise Common Stock and 1,000,000 shares of Preferred Stock, $1.00 par value ("Sunrise Preferred Stock"), of which there were issued and outstanding (i) 4,252,914 shares of Sunrise Common Stock, (ii) no shares of Series A Participating Preferred Stock, $1.00 par value, and
(iii) 357,333 shares of Sunrise Series C Stock. There are no shares of Sunrise Common Stock held in the treasury of Sunrise. Since May 31, 1997, no shares of Sunrise Common Stock or Sunrise Preferred Stock have been issued except, solely with respect to Sunrise Common Stock, (x) pursuant to the exercise of options granted under the Sunrise Option Plans or (y) upon conversion of Sunrise Preferred Stock, or (z) pursuant to the payment of dividends on the Sunrise Preferred Stock. All outstanding shares of Sunrise Common Stock and Sunrise Preferred Stock are validly issued, fully paid, and nonassessable, and no holder thereof is entitled to any preemptive rights. All of the outstanding shares of capital stock of each of Sunrise's Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and all such shares are owned by Sunrise free and clear of all security interests, liens, claims, pledges, agreements, limitations in Sunrise's voting rights, charges, or other encumbrances of any nature.

          (b) Except for (i) options to purchase, under the Sunrise Option Plans, an aggregate of not more than 650,758 shares of Sunrise Common Stock and
(ii) warrants to purchase, under the warrant agreements described in Schedule 3.02(b) hereto (the "Warrant Agreements") an aggregate of not more than 505,000 shares of Sunrise Common Stock and 33,333 shares of Sunrise Series C Stock, there are no equity securities of any class of Sunrise or any of Sunrise's Subsidiaries, or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding. Except as set forth in this Section 3.02, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Sunrise or any of its Subsidiaries is a party or by which it is bound obligating Sunrise or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Sunrise or any of its Subsidiaries or obligating Sunrise or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement. Neither Sunrise nor any of its Subsidiaries is a party to, nor is Sunrise aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of Sunrise or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of Sunrise.

   3.03.  AUTHORITY, NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

          (a) Sunrise has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Sunrise, subject only to the approval of this Agreement and the Merger by Sunrise's stockholders under the Delaware Law. This Agreement has been duly executed and delivered by Sunrise and constitutes the valid and binding obligation of Sunrise, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

          (b) Except as set forth in the Sunrise Disclosure Schedule and subject to approval of this Agreement and the Merger by Sunrise's stockholders, the execution and delivery of this Agreement by Sunrise does not, and the consummation of the transactions contemplated by this Agreement will not, (i) result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Sunrise, (ii) result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, or require any notice under any of the terms, conditions, or provisions of any Sunrise Material Contract (as defined in Section 3.10 hereof) or any other material note, bond, mortgage, indenture, lease (including, without limitation, any Sunrise Property Lease as such term is defined in Section
3.08 hereof), instrument, or other arrangement to which Sunrise or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is subject, or (iii) violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Sunrise or any of its Subsidiaries or any of its or their properties or assets and which is material to the business or operations of Sunrise.

          (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to Sunrise or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iii) the filing of the Joint Proxy Statement (as defined in Section 6.02(a) below) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iv) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under the applicable federal and state securities laws and laws of any foreign country.

          (d) Except as set forth in the Sunrise Disclosure Schedule, no consent or approval is required by or with respect to Sunrise or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement under any of the terms, conditions, or provisions of any Sunrise Material Contract or any other material agreement, contract, note, bond, mortgage, indenture, lease (including, without limitation, any Sunrise Property Lease), instrument or other arrangement to which Sunrise or any of its Subsidiaries is bound or by which any of them or any of their assets is subject.

   3.04.  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Sunrise has filed and made available to EAI all forms, reports, and documents required to be filed by Sunrise with the SEC since July 31, 1993 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "Sunrise SEC Reports"). The Sunrise SEC Reports (i) at the time filed, with respect to all of the Sunrise SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Sunrise SEC Reports or necessary in order to make the statements in such Sunrise SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Sunrise's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Sunrise SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Sunrise and its Subsidiaries at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and the absence of complete footnote disclosure. Sunrise has provided EAI with Sunrise's unaudited consolidated financial statements as of and for the period ended April 30, 1997; such financial statements, including any related notes, are attached hereto as
Schedule 3.04(b) (the "Unaudited Statements"). The Unaudited Statements comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect to financial statements included in a report on Form 10-Q, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the consolidated financial statements of Sunrise contained in the Sunrise SEC Reports (except as may be included in the notes to the Unaudited Statements or as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Sunrise and its Subsidiaries at the date and the consolidated results of their operations and cash flows for the period indicated, except that the Unaudited Statements are subject to normal and recurring year-end adjustments and the absence of complete footnote disclosure. The unaudited balance sheet of Sunrise as of April 30, 1997 is referred to herein as the "Sunrise Balance Sheet."

          3.05. NO UNDISCLOSED LIABILITIES. Except as set forth in the Sunrise Disclosure Schedule or as otherwise disclosed in the Sunrise SEC Reports, Sunrise and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sunrise and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the Sunrise Balance Sheet and (ii) normal or recurring liabilities incurred since the date of the Sunrise Balance Sheet, in the ordinary course of business consistent with past practices.

        3.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Sunrise Balance Sheet, Sunrise and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations, or business (together, a "Material Adverse Change") of Sunrise and its Subsidiaries, taken as a whole,
(ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of Sunrise or any of its Subsidiaries having a Material Adverse Effect on Sunrise and its Subsidiaries, taken as a whole, (iii) any material change by Sunrise in its accounting methods, principles, or practices to which EAI has not previously consented in writing, (iv) any revaluation by Sunrise of any of its assets having a Material Adverse Effect on Sunrise and its Subsidiaries, taken as a whole, or (v) except as disclosed in the Sunrise Disclosure Schedule, any other action or event that would have required the consent of EAI pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

   3.07.  TAXES.

          (a) Except as disclosed in the Sunrise Disclosure Schedule, all returns and reports, including without limitation information and withholding returns and reports (collectively, "Tax Returns"), of or relating to any foreign, Federal, state, local or other income, premium, property, sales, excise and other taxes of any nature whatsoever, including any interest, penalties and additions to tax in respect thereof ("Tax" or "Taxes") heretofore required to be filed by Sunrise or any of its Subsidiaries have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Each of Sunrise and its Subsidiaries has paid or has made adequate provision for the payment of all Taxes. For purposes of this Section 3.07, the term "Subsidiaries" shall include former Subsidiaries of Sunrise for the periods during which any such Subsidiaries were owned directly or indirectly by Sunrise.

          (b) Except as disclosed in the Sunrise Disclosure Schedule, as of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against Sunrise or any of its Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of Sunrise, proposed with respect to any Tax Return of or with respect to Sunrise or any of its Subsidiaries and there are no liens for Taxes upon the assets or properties of Sunrise or any of its Subsidiaries, except liens for Taxes not yet delinquent.

          (c) Except as disclosed in the Sunrise Disclosure Schedule, there are not in force any waivers of agreements, arrangements, or understandings by or with respect to Sunrise or any of its Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither Sunrise nor any of its Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Except as disclosed in the Sunrise Disclosure Schedule, neither Sunrise nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Sunrise or any of its Subsidiaries, and to the knowledge of Sunrise the Internal Revenue Service ("IRS") has not proposed any such adjustment or change in accounting method.

          (d) Each of Sunrise and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

          (e) Neither Sunrise nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code. Sunrise and its Subsidiaries are not parties to any Tax allocation or Tax sharing arrangements.

   3.08. PROPERTIES. Schedule 3.08 hereto is a true and complete list of all real property owned by Sunrise or its Subsidiaries and real property leased by Sunrise or its Subsidiaries pursuant to leases ("Sunrise Property Leases") as of the date hereof, and the name of the lessor, the date of the Sunrise Property Lease and each amendment to the Sunrise Property Lease, and the aggregate annual rental or other fees payable under any such Sunrise Property Lease. All such Sunrise Property Leases are valid and binding in accordance with their respective terms. All of the Sunrise Property Leases will continue in full force and effect immediately after the consummation of the transactions contemplated by this Agreement, there are no material disputes pending or, to the knowledge of Sunrise, threatened under any of the Sunrise Property Leases, and neither Sunrise, any Subsidiary of Sunrise, nor any other party thereto is in default under the terms of any of the Sunrise Property Leases.

    3.09. INTELLECTUAL PROPERTY.

          (a) Subject to the Sunrise Disclosure Schedule, Sunrise owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks, and copyrights, or tangible or intangible proprietary information or material that are necessary to conduct the business of Sunrise as currently conducted (the "Sunrise Intellectual Property Rights"). Schedule 3.09 hereof lists (i) all trademarks, registered copyrights, trade names, and service marks, which Sunrise considers to be material to its business and included in the Sunrise Intellectual Property Rights, including the jurisdictions in which each such Sunrise Intellectual Property Rights has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, and other agreements to which Sunrise is a party and pursuant to which any person is authorized to use any Sunrise Intellectual Property Rights, and (iii) all material licenses, sublicenses, and other agreements to which Sunrise is a party and pursuant to which Sunrise is authorized to use any third party patents, trademarks, or copyrights, including software ("Sunrise Third Party Intellectual Property Rights") that is material to its business.

          (b) Sunrise is not, nor will it be as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach of any license, sublicense, or other agreements relating to the Sunrise Intellectual Property Rights or Sunrise Third Party Intellectual Property Rights.

          (c) To Sunrise's knowledge, all patents, registered trademarks, service marks, and copyrights held by Sunrise are valid and subsisting. Except as set forth on Schedule 3.09 of the Sunrise Disclosure Schedule, Sunrise (i) has not been sued in any suit, action, or proceeding which involves a claim of infringement of any patents, trademarks, service marks, or copyrights, or violation of any trade secret or other proprietary right of any third party, and
(ii) has no knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party.

    3.10. AGREEMENTS, CONTRACTS, AND COMMITMENTS. Sunrise has not breached, in any material respect, or received in writing any claim or threat that it has breached, any of the terms and conditions of any agreement, contract, or commitment filed as an exhibit to Sunrise's Report on Form 10-K for the fiscal year ended July 27, 1996, any other agreement, contract, or commitment entered into since July 27, 1996 which, if entered into prior to such date, would have been required to be included as an exhibit thereto, or any other commitment, agreement or lease (including, without limitation, any Sunrise Property Lease) not otherwise disclosed in Sunrise's Report on Form 10-K for the fiscal year ended July 27, 1996 which involves either (a) payments of $25,000 or more per year or (b) payments which exceed $100,000 in the aggregate (together, the "Sunrise Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Sunrise under any Sunrise Material Contract. Schedule 3.10 hereto is a true and complete list of all Sunrise Material Contracts. Each Sunrise Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Sunrise is aware by any party obligated to Sunrise pursuant to such Sunrise Material Contract.

    3.11. LITIGATION. Except as described in the Sunrise SEC Reports or in the Sunrise Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Sunrise, threatened against or affecting Sunrise or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adverse to Sunrise would, individually or in the aggregate, have a Material Adverse Effect on Sunrise and its Subsidiaries, taken as a whole.

   3.12.  ENVIRONMENTAL MATTERS.

          (a) HAZARDOUS SUBSTANCES. To the knowledge of Sunrise, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any property that Sunrise or any of its Subsidiaries has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by Sunrise or such Subsidiary in the ordinary course of its business and in accordance with all applicable Environmental Laws. "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law; "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 to 1387, the Clean Air Act, 42 U.S.C. Section 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources and/or the environment; and "RCRA Hazardous Waste" means a hazardous waste, as that term is defined in and pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

          (b) HAZARDOUS SUBSTANCES ACTIVITIES. To the knowledge of Sunrise, no property that Sunrise or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes have been treated, stored or disposed of there.

          (c) UST'S AND AST'S. To the knowledge of Sunrise, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any property that Sunrise or any of its Subsidiaries has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

          (d) LISTING. To the knowledge of Sunrise, no property that Sunrise or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

          (e) ENVIRONMENTAL REPORTS. Sunrise has made available to EAI for inspection true and complete copies of all reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to Sunrise or any of its Subsidiaries, or any property that Sunrise or any of its Subsidiaries has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that Sunrise or any of its Subsidiaries may have breached any Environmental Law.

          (f) ENVIRONMENTAL CLAIMS, ETC. To the knowledge of Sunrise, there are not and there never have been any requests, notices, investigations, claims, demands, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to Sunrise or any of its Subsidiaries, or any property that Sunrise or any of its Subsidiaries has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of Sunrise, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

          (g) COMPLIANCE WITH ENVIRONMENTAL LAWS. Sunrise and each of its Subsidiaries operates, and at all times has operated, its business in all material respects in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of Sunrise and its Subsidiaries are in Sunrise's or the appropriate Subsidiary's possession and are in full force and effect. To Sunrise's knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

    3.13. EMPLOYEE BENEFIT PLANS.

          (a) There are no defined benefit pension plans subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "multiemployer plans" as defined in Section 3(37) of ERISA, maintained or contributed to by Sunrise or any of its ERISA Affiliates (as defined in this Section 3.13(a)) for the benefit of their current or former employees. Sunrise has set forth on Schedule 3.13 hereto all "employee benefit plans" as defined in
Section 3(3) of ERISA and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans, arrangements, and agreements, whether or not such plans, arrangements, or agreements are "employee benefit plans," written or otherwise, for the benefit of or relating to, any current or former employee of Sunrise or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which is aggregated with Sunrise or any Subsidiary of Sunrise pursuant to Section 414 of the Code (together the "Sunrise Employee Plans").

          (b) With respect to each Sunrise Employee Plan, Sunrise has made available to EAI a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, if applicable, (ii) the plan document and summary plan description for each such Sunrise Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Sunrise Employee Plan, (iv) the most recent actuarial report or valuation relating to a Sunrise Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

          (c) With respect to the Sunrise Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Sunrise, there exists no condition or set of circumstances in connection with which Sunrise could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Sunrise and its Subsidiaries, taken as a whole, under ERISA, the Code, or any other applicable law.

          (d) With respect to the Sunrise Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Sunrise.

          (e) Except as set forth in the Sunrise Disclosure Schedule or as disclosed in Sunrise SEC Reports filed prior to the date of this Agreement and except as provided for in this Agreement, neither Sunrise nor any of its Subsidiaries is party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any current or former officer or other employee of Sunrise or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are altered upon the occurrence of a transaction involving Sunrise of the nature contemplated by this Agreement, (iii) agreement with any current or former officer or other employee of Sunrise providing any term of employment, benefits or compensation guarantee including, without limitation, any such arrangement which provides for employment on a basis other than "at will," or
(iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    3.14. COMPLIANCE WITH LAWS. Sunrise has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Sunrise and its Subsidiaries, taken as a whole.

    3.15. INTERESTED PARTY TRANSACTIONS. Except as set forth in the Sunrise Disclosure Schedule or in the Sunrise SEC Reports, since the date of Sunrise's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Sunrise as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC (without giving effect to any minimum dollar requirements contained therein).

   3.16. NO EXISTING DISCUSSIONS. Sunrise is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01 hereof).

   3.17. NO SECURED DEBT. Except as set forth in the Sunrise Disclosure Schedule, there is not now any secured debt (including capitalized leases) of Sunrise or any of its Subsidiaries.

   3.18. OPINION OF FINANCIAL ADVISOR. The financial advisor of Sunrise, Barber & Bronson Incorporated, has delivered to the Board of Directors of Sunrise an opinion dated the date of this Agreement that, from a financial point of view, the consideration to be offered to the stockholders of Sunrise in the Merger contemplated hereby is fair to Sunrise.

   3.19.  TAX REPRESENTATIONS.

          (a) There is no plan or intention by the stockholders of Sunrise who own 5 percent (5%) or more of the outstanding Sunrise Common Stock (including, for purposes of this Section 3.19(a), shares of Sunrise Common Stock issuable upon the conversion of Sunrise Preferred Stock) and to the knowledge of the management of Sunrise, there is no plan or intention on the part of the remaining stockholders of Sunrise to sell, exchange, or otherwise dispose of a number of shares of EAI Common Stock received in the transaction that would reduce the Sunrise stockholders' ownership of EAI Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent (50%) of the value of all of the formerly outstanding stock of Sunrise as of the same date. For purposes of this representation, shares of Sunrise exchanged for cash in lieu of fractional shares of EAI Common Stock will be treated as outstanding Sunrise Common Stock at the Effective Time. Moreover, shares of Sunrise Common Stock and shares of EAI Common Stock held by Sunrise stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (b) Sunrise is not under the jurisdiction of a court in Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    3.20. CONSENTS OF THIRD PARTIES. All agreements and consents of any parties to the execution and delivery of this Agreement and the consummation by Sunrise of the transactions contemplated hereby have been or will by the Effective Time be obtained.

    3.21. VOTING AGREEMENTS. Sunrise has delivered to EAI an Agreement (the "Sunrise Affiliate Agreement"), in substantially the form of Exhibit 3.21 hereto, from, and executed by, each officer and director of Sunrise and any entity controlled thereby (each a "Sunrise Affiliate"), by which each Sunrise Affiliate agrees, among other things, (i) to comply with the applicable requirements of Rule 145 promulgated under the Securities Act, (ii) to vote any shares of Sunrise Common Stock or Sunrise Preferred Stock for which they have voting power in favor of the Merger in any shareholder vote to obtain approval to proceed with the Merger, (iii) to not sell or otherwise dispose of any shares of EAI Common Stock for a period of 90 days after the Effective Time and (iv) in the event such Sunrise Affiliate is a representative of an institution that holds any shares of Sunrise Common Stock or Sunrise Preferred Stock, to use his or her best efforts to ensure that such institutions comply with the terms and conditions of such Sunrise Affiliate Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF EAI AND SUB

     EAI and Sub jointly and severally represent and warrant to Sunrise that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by EAI to Sunrise on or before the date of this Agreement (the "EAI Disclosure Schedule"). The EAI Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article IV.

   4.01. ORGANIZATION OF THE COMPANY. Each of EAI and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on EAI and its Subsidiaries, taken as a whole. Except as set forth in the EAI SEC Reports (as defined in Section 4.04 hereof) or the EAI Disclosure Schedule, neither EAI nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity, excluding securities in any publicly traded company held for investment by EAI and comprising less than one percent of the outstanding stock of such company.

   4.02.  EAI CAPITAL STRUCTURE.

          (a) The authorized capital stock of EAI on the date hereof consists of 25,000,000 shares of EAI Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value ("EAI Preferred Stock"), of which there were issued and outstanding (i) 7,489,637 shares of EAI Common Stock and (ii) no shares of EAI Preferred Stock. As of such date, there were also reserved for issuance up to an aggregate of 200,000 shares of Series A Junior Participating Preferred Shares ("EAI Junior Preferred Stock") issuable under a Rights Agreement, dated as of September 8, 1993, between EAI and Norwest Bank Minnesota, N.A., as Rights Agent (the "EAI Rights Agreement"), pursuant to which each outstanding share of EAI Common Stock has attached to it certain rights ("Rights"), including rights under certain circumstances to purchase one one-hundredth of a share of EAI Junior Preferred Stock at $175.00, at the date hereof, subject to adjustment. There are no shares of EAI Common Stock held in the treasury of EAI. Since May 31, 1997, no shares of EAI Common Stock or EAI Preferred Stock have been issued except, solely with respect to EAI Common Stock, pursuant to the exercise of options granted under EAI's 1988 Stock Option Plan, as Amended and Restated (the "EAI Stock Option Plan") and EAI's 1992 Long-Term Executive Stock Option Plan (the "Executive Option Plan", and, together with the EAI Stock Option Plan, the "EAI Option Plans"). All outstanding shares of EAI Common Stock are validly issued, fully paid, and nonassessable, and no holder thereof is entitled to any preemptive rights. All of the outstanding shares of capital stock of each of EAI's Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and all such shares are owned by EAI free and clear of all security interests, liens, claims, pledges, agreements, limitations in EAI's voting rights, charges, or other encumbrances of any nature.

          (b) Except for (i) outstanding options to purchase, under the EAI Option Plans, an aggregate of not more than 1,356,767 shares of EAI Common Stock and (ii) an aggregate of 516,273 shares of EAI Common Stock available for future grants of options under the EAI Option Plans, there are no equity securities of any class of EAI or any of EAI's Subsidiaries, or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding. Except as set forth in this Section 4.02, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which EAI or any of its Subsidiaries is a party or by which it is bound obligating EAI or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of EAI or any of its Subsidiaries or obligating EAI or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement. Neither EAI nor any of its Subsidiaries is a party to, nor is EAI aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of EAI or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of EAI.

    4.03. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONTRACTS.

          (a) EAI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of EAI, subject only to the approval of the EAI Voting Proposals (as defined in Section 6.04 hereof) by EAI's shareholders. This Agreement has been duly executed and delivered by EAI and constitutes the valid and binding obligation of EAI, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable defenses are subject to the discretion of the court before which any proceedings therefor may be brought.

          (b) Except as set forth in the EAI Disclosure Schedule, the execution and delivery of this Agreement by EAI does not, and the consummation of the transactions contemplated by this Agreement will not, (i) result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of EAI, (ii) result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, or require any notice under any of the terms, conditions, or provisions of any EAI Material Contract (as defined in Section 4.10 hereof) or any other material note, bond, mortgage, indenture, or lease, instrument, or other arrangement or any material contract or other material agreement, instrument, or obligation to which EAI or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is subject, or (iii) violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to EAI or any of its Subsidiaries or their properties or assets and which is material to the business or operations of EAI.

          (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity, is required by or with respect to EAI or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iii) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, and (iv) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

          (d) Except as set forth in the EAI Disclosure Schedule, no consent or approval is required by or with respect to EAI or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement under any terms, conditions, or provisions of any EAI Material Contract or any other material agreement, contract, note, bond, mortgage, indenture, lease, instrument or other arrangement to which EAI or any of its Subsidiaries is bound or by which any of them or any of their assets is subject.

    4.04. SEC FILINGS; FINANCIAL STATEMENTS.

          (a) EAI has filed and made available to Sunrise all forms, reports, and documents required to be filed by EAI with the SEC since June 30, 1993 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "EAI SEC Reports"). The EAI SEC Reports (i) at the time filed, with respect to all of the EAI SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EAI SEC Reports or necessary in order to make the statements in such EAI SEC Reports, in the light of the circumstances under which they were made, not misleading. None of EAI's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the EAI SEC Reports at the time filed or at the time of their respective effective date, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of EAI and its Subsidiaries at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. EAI has provided Sunrise with EAI's unaudited consolidated financial statements as of and for the period ended March 31, 1997; such financial statements, including any related notes, are attached hereto as
Schedule 4.04(b) (the "EAI Unaudited Statements"). The EAI Unaudited Statements comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect to financial statements included in a report on Form 10-Q, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the consolidated financial statements of EAI contained in the EAI SEC Reports (except as may be included in the notes to the EAI Unaudited Statements or as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of EAI and its Subsidiaries at the date and the consolidated results of their operations and cash flows for the period indicated, except that the EAI Unaudited Statements are subject to normal and recurring year-end adjustments. The unaudited balance sheet of EAI as of March 31, 1997, is referred to herein as the "EAI Balance Sheet."


   4.05. NO UNDISCLOSED LIABILITIES. Except as set forth in the EAI Disclosure Schedule or as otherwise disclosed in the EAI SEC Reports, EAI and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate would reasonably be expected to have a

Material Adverse Effect on EAI and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the EAI Balance Sheet and (ii) normal or recurring liabilities incurred since the date of the EAI Balance Sheet in the ordinary course of business consistent with past practices. Sub will have no liabilities assumed by Sunrise and will not transfer to Sunrise any assets subject to liabilities.

    4.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the EAI Balance Sheet, EAI and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in EAI and its Subsidiaries, taken as a whole; (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of EAI or any of its Subsidiaries having a Material Adverse Effect on EAI and its Subsidiaries, taken as whole; (iii) any material change by EAI in its accounting methods, principles, or practices; (iv) any revaluation by EAI of any of its assets having a Material Adverse Effect on EAI and its Subsidiaries, taken as a whole; or (v) except as disclosed in the EAI Disclosure Schedule, any other action or event that would have required the consent of Sunrise pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

   4.07.  TAXES.

          (a) Except as disclosed in the EAI Disclosure Schedule, all Tax Returns, of or relating to any Tax heretofore required to be filed by EAI or any of its Subsidiaries have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Each of EAI and its Subsidiaries has paid or has made adequate provision for the payment of all Taxes. For purposes of this Section 4.07, the term "Subsidiaries" shall include former Subsidiaries of EAI for the periods during which any such Subsidiaries were owned directly or indirectly by EAI.

          (b) Except as disclosed in the EAI Disclosure Schedule, as of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against EAI or any of its Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of EAI, proposed with respect to any Tax Return of or with respect to EAI or any of its Subsidiaries and there are no liens for Taxes upon the assets or properties of EAI or any of its Subsidiaries, except liens for Taxes not yet delinquent.

          (c) Except as disclosed in the EAI Disclosure Schedule, there are not in force any waivers of agreements, arrangements, or understandings by or with respect to EAI or any of its Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither EAI nor any of its Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Except as disclosed in the EAI Disclosure Schedule, neither EAI nor any of its Subsidiaries is required to include in income any adjustment pursuant to
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by EAI or any of its Subsidiaries, and to the best knowledge of EAI the IRS has not proposed any such adjustment or change in accounting method.

          (d) Each of EAI and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

          (e)  Neither EAI nor any of its Subsidiaries has filed a consent under
Section 341(f) of the Code.

    4.08. PROPERTIES. Schedule 4.08 hereto is a true and complete list of all real property owned by EAI or its Subsidiaries and real property leased by EAI or its Subsidiaries pursuant to leases ("EAI Property Leases") as of the date hereof, and the name of the Lessor, the date of the EAI Property Lease and each amendment to the EAI Property Lease, and the aggregate annual rental or other fees payable under any such EAI Property Lease. All such EAI Property Leases are valid and binding in accordance with their respective terms. All of the EAI Property Leases will continue in full force and effect immediately after the consummation of the transactions contemplated by this Agreement, there are no material disputes pending or, to the knowledge of EAI, threatened under any of the EAI Property Leases, and neither EAI, any Subsidiary of EAI, nor any other party thereto is in default under the terms of any of the EAI Property Leases.

   4.09.  INTELLECTUAL PROPERTY.

          (a) Subject to the EAI Disclosure Schedule, EAI owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, and tangible or intangible proprietary information or material that are necessary to conduct the business of EAI as currently conducted (the "EAI Intellectual Property Rights"). Schedule 4.09 lists (i) all trademarks, registered copyrights, trade names, and service marks which EAI considers to be material to its business and included in the EAI Intellectual Property Rights, including the jurisdictions in which each such EAI Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, and other agreements to which EAI is a party and pursuant to which any person is authorized to use any EAI Intellectual Property Rights, and (iii) all material licenses, sublicenses, and other agreements to which EAI is a party and pursuant to which EAI is authorized to use any third party patents, trademarks or copyrights, including software ("EAI Third Party Intellectual Property Rights") that is material to its business.

          (b) EAI is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense, or other agreement relating to the EAI Intellectual Property Rights or EAI Third Party Intellectual Property Rights.

          (c) To EAI's knowledge, all patents, registered trademarks, service marks, and copyrights held by EAI are valid and subsisting. Except as set forth on Schedule 4.09 hereof, EAI (i) has not been sued in any suit, action, or proceeding which involves a claim of infringement of any patents, trademarks, service marks, or copyrights, or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party.

    4.10. AGREEMENTS, CONTRACTS AND COMMITMENTS. EAI has not breached, in any material respect, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract, or commitment filed as an exhibit to EAI Report on Form 10-K for the fiscal year ended June 30, 1996 or any other agreement, contract, or commitment entered into since June 30, 1996 which, if entered into prior to such date, would have been required to be included as an exhibit thereto or any other commitment, agreement or lease (including, without limitation, any EAI Property Lease) not otherwise disclosed in EAI's Report on Form 10-K for the fiscal year ended June 30, 1996 which involves payments either (a) of $25,000 or more per year or (b) which exceed $100,000 in the aggregate (together, the "EAI Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from EAI under any EAI Material Contract. Schedule 4.10 hereto is a true and complete list of all EAI Material Contracts. Each EAI Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which EAI is aware by any party obligated to EAI pursuant to the EAI Material Contract.

    4.11. LITIGATION. Except as described in the EAI SEC Reports or in the EAI Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of EAI, threatened against or affecting EAI or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adverse to EAI would, individually or in the aggregate, have a Material Adverse Effect on EAI and its Subsidiaries, taken as a whole.

    4.12. ENVIRONMENTAL MATTERS.

          (a) HAZARDOUS SUBSTANCES. To the knowledge of EAI, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any property that EAI or any of its Subsidiaries has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by EAI or such Subsidiary in the ordinary course of its business and in accordance with all applicable Environmental Laws.

          (b) HAZARDOUS SUBSTANCES ACTIVITIES. To the knowledge of EAI, no property that EAI or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes have been treated, stored or disposed of there.

          (c) UST'S AND AST'S. To the knowledge of EAI, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any property that EAI or any of its Subsidiaries has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

          (d) LISTING. To the knowledge of EAI, no property that EAI or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

          (e) ENVIRONMENTAL REPORTS. EAI has made available to Sunrise for inspection true and complete copies of all reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to EAI or any of its Subsidiaries, or any property that EAI or any of its Subsidiaries has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that EAI or any of its Subsidiaries may have breached any Environmental Law.

          (f) ENVIRONMENTAL CLAIMS, ETC. To the knowledge of EAI, there are not and there never have been any requests, notices, investigations, claims, demands, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to EAI or any of its Subsidiaries, or any property that EAI or any of its Subsidiaries has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of EAI, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

          (g) COMPLIANCE WITH ENVIRONMENTAL LAWS. EAI and each of its Subsidiaries operates, and at all times has operated, its business in all material respects in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of EAI and its Subsidiaries are in EAI's or the appropriate Subsidiary's possession and are in full force and effect. To EAI's knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

   4.13.  EMPLOYEE BENEFIT PLANS.

          (a) There are no defined benefit pension plans subject to Title IV of ERISA, or "multiemployer plans" as defined in Section 3(37) of ERISA, maintained or contributed to by EAI or any of its ERISA Affiliates (as defined in this Section 4.13(a) for the benefit of their current or former employees. EAI has set forth in Schedule 4.12 hereto all "employee benefit plans" as defined in
Section 3(3) of ERISA and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans, arrangements and agreements, whether or not such plans, arrangements or agreements are "employee benefit plans," written or otherwise, for the benefit of or relating to, any current or former employee of EAI or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which is aggregated with EAI or any Subsidiary of EAI pursuant to Section 414 of the code (together, the "EAI Employee Plans").

          (b) With respect to each EAI Employee Plan, EAI has made available to Sunrise a true and correct copy of (i) the most recent annual report (Form 5500) filed with the

IRS, if applicable, (ii) the plan document and summary plan description for each EAI Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to any EAI Employee Plan, (iv) the most recent actuarial report or valuation relating to an EAI Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

          (c) With respect to the EAI Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of EAI, there exists no condition or set of circumstances in connection with which EAI could be subject to any liability that is reasonably likely to have a Material Adverse Effect on EAI and its Subsidiaries, taken as whole, under ERISA, the Code, or any other applicable law.

          (d) With respect to the EAI Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of EAI.

          (e) Except as set forth in the EAI Disclosure Schedule or as disclosed in EAI SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither EAI nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of EAI or any of its Subsidiaries, the benefits of which are contingent or the terms of which are materially altered, upon the occurrence of a transaction involving EAI of the nature contemplated by this Agreement, (iii) agreement with any officer or other employee of EAI providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or
(iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

   4.14. COMPLIANCE WITH LAWS. EAI has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on EAI and its Subsidiaries, taken as a whole.

   4.15. INTERESTED PARTY TRANSACTIONS. Except as set forth in the EAI Disclosure Schedule or in the EAI SEC Reports, since the date of EAI's last proxy statement to its shareholders, no event has occurred that would be required to be reported by EAI as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC (without giving effect to any minimum dollar requirements contained therein).

    4.16. NO EXISTING DISCUSSIONS. EAI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01 hereof).

    4.17. NO SECURED DEBT. Except as set forth in the EAI Disclosure Schedule, there is not now any secured debt (including capitalized leases) of EAI or any of its Subsidiaries.

    4.18. OPINION OF FINANCIAL ADVISOR. The financial advisor of EAI, Lehman Brothers Inc., has delivered to the Board of Directors of EAI an opinion dated the date of this Agreement that, from a financial point of view, the consideration to be offered to the stockholders of Sunrise in the Merger contemplated hereby is fair to EAI.

   4.19. OWNERSHIP AND INTERIM OPERATIONS OF SUB. All outstanding capital stock of Sub is owned by EAI and EAI is in control of Sub within the meaning of
Section 368(e) of the Code. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

   4.20. CONSENT OF THIRD PARTIES. All agreements and consents of any parties to the execution and delivery of this Agreement and the consummation by EAI of the transactions contemplated hereby have been or will by the Effective Time be obtained.

   4.21. VOTING AGREEMENTS. EAI has delivered to Sunrise an Agreement (the "EAI Affiliate Agreement"), in substantially the form of Exhibit 4.21 hereto, from, and executed by, each officer and director of EAI and any entity controlled thereby (each an "EAI Affiliate") by which each EAI Affiliate agrees, among other things, (i) to vote any share of EAI Common Stock for which they have voting power in favor of the EAI Voting Proposals (as defined in Section
6.04 hereof) in any shareholder vote to obtain approval to proceed with the Voting Proposals, (ii) to not sell or otherwise dispose of any shares of EAI Common Stock for a period of 90 days after the Effective Time and (iii) in the event such EAI Affiliate is a representative of an institution that holds any shares of EAI Common Stock, to use his or her best efforts to ensure that such institutions comply with the terms and conditions of such EAI Affiliate Agreement.


                                    ARTICLE V

                               CONDUCT OF BUSINESS

   5.01. COVENANTS OF SUNRISE. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Sunrise agrees as to itself and its respective Subsidiaries (except to the extent that EAI shall otherwise consent in writing, which consent shall not be unreasonably withheld, or as otherwise expressly contemplated or permitted by this Agreement) to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with its past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, franchisees, distributors, licensers, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Sunrise shall promptly notify EAI of any event or occurrence not in the ordinary course of business of Sunrise. Sunrise further agrees to promptly provide copies to EAI of all written correspondence and all internal memoranda and written communications relating to the services that Sunrise provides to charter school operations and agrees to meet with representatives of EAI no less than once a month after the date hereof to provide an update on the status of such operations. Except as expressly contemplated by this Agreement, subject to Section 6.01 hereof, or disclosed in
Schedule 5 hereto (such Schedule 5 being arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V with the disclosures in any paragraph, including appropriate cross references, qualifying only the corresponding paragraph in this Article V), Sunrise shall not (and shall not permit any of its respective Subsidiaries to), without the prior written consent of EAI, which consent shall not be unreasonably withheld, do any of the following:

          (a) Accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan or otherwise or authorize cash payments in exchange for any options granted under any of such plans;
          (b) Transfer or license to any person or entity or otherwise extend, amend, or modify any rights to the Sunrise Intellectual Property Rights, other than to PSI (as hereinafter defined) in the ordinary course of business consistent with past practices;

          (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, other than the payment of dividends on Sunrise Series C Stock in accordance with the terms of its Certificate of Designation;

          (d) Issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than (i) the issuance of shares upon the exercise of options outstanding as of the date hereof, (ii) the granting of options to Sunrise preschool directors as disclosed in Schedule 3.02(b) hereto, and
(iii) the granting of options to the current non-employee directors of Sunrise pursuant to the terms of the Sunrise Non-Employee Option Plan.

          (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets for which it is not contractually bound at the date hereof by a contract, commitment or agreement listed on
Schedule 5.01(e) hereto with an individual cost in excess of $5,000 or an aggregate cost in excess of $25,000;

          (f) Sell, lease, license, or otherwise dispose of any of its properties or assets with an aggregate value in excess of $25,000;

          (g) (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees other than its officers in accordance with past practices,
(ii) increase or agree to increase the compensation payable or to become payable to its officers or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such officers,
(iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, (iv) enter into any collective bargaining agreement, (v) establish, adopt, enter into, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (vi) establish any new executive employee position;

          (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than revaluations that the auditors for such entity require in accordance with generally accepted accounting principles or in the ordinary course of business;

          (i) Incur, except pursuant to existing credit agreements, any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Sunrise or any of its Subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness;

          (j) Amend or propose to amend its charter documents or Bylaws, except as contemplated by this Agreement;

          (k) Acquire or commit to acquire or lease any interest in any real property, including, without limitation, any sites which are proposed or intended to be used for educational facilities;

          (l) Make any capital expenditure or commitment for which it is not contractually bound at the date hereof by a contract, commitment or agreement listed on Schedule 5.01(l) hereto, except expenditures and commitments incurred in the ordinary course not to exceed $10,000 in the aggregate;

          (m) Enter into or commit to enter into any other agreement, contract or commitment for goods or services which involves payment by Sunrise in excess of $25,000 in the aggregate;

          (n) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (m) above, or any action which is reasonably likely to make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

   5.02. COVENANTS OF EAI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, EAI agrees as to itself and its respective Subsidiaries (except to the extent that Sunrise shall otherwise consent in writing), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, franchisees, distributors, licensers, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. EAI shall promptly notify Sunrise of any event or occurrence not in the ordinary course of business of EAI. Notwithstanding anything contained herein to the contrary, EAI may (i) complete the acquisition of a target identified to Sunrise, the consideration for which is currently contemplated to be a combination of cash and EAI Common Stock not to exceed $7,000,000 in the aggregate, (ii) enter into any agreements to acquire sites for potential education facilities and
(iii) open up to five new school facilities, in each case without requiring the prior consent of Sunrise.

    5.03. COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of EAI and Sunrise shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party and its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger, and the transactions contemplated hereby and thereby.

                                   ARTICLE VI

                       ADDITIONAL AGREEMENTS AND COVENANTS

   6.01.  NO SOLICITATION.

          (a) Sunrise shall not directly or indirectly, through any officer, director, employee, representative, or agent thereof or of any of their respective Subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer), or similar transaction involving Sunrise or any of its Subsidiaries other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve, or recommend any Acquisition Proposal;

provided, however, that nothing contained in this Agreement shall prevent Sunrise or its Board of Directors, from (x) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders, if and only to the extent that (A) the Board of Directors determines in good faith after consultation with outside legal counsel that failure to provide such non-public information would create a material risk that the Board of Directors would be in breach of their fiduciary duties and the Board of Directors believes in good faith, after consultation with their financial advisor, that such Acquisition Proposal is bona fide and is, from a financial point of view, significantly more favorable to the stockholders of Sunrise than the Merger and (B) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality and Nondisclosure Agreement dated July 25, 1996 between EAI and Sunrise (the "Confidentiality Agreement") or (y) complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal.

          (b) Sunrise shall notify EAI immediately (and no later than 24 hours) after receipt by Sunrise (or its advisors), of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records thereof by any person or entity that informs Sunrise that it is considering making, or has made, an Acquisition Proposal. Such notice by Sunrise shall be made orally and in writing and shall indicate in reasonable detail the identity of the offer or and the terms and conditions of such proposal, inquiry, or contact.

   6.02.  JOINT PROXY STATEMENT; REGISTRATION STATEMENT.

          (a) As promptly as practical after the execution of this Agreement, EAI and Sunrise shall prepare and file with the SEC a joint proxy statement/prospectus to be sent to the shareholders of EAI and Sunrise in connection with the meeting of EAI's shareholders (the "EAI Shareholders' Meeting") and Sunrise's stockholders (the "Sunrise Stockholders' Meeting") to consider the Merger (the "Joint Proxy Statement"), and EAI shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of EAI Common Stock to be issued as a result of the Merger will be registered with the SEC (the "Registration Statement"), in which the Joint Proxy Statement will be included as a prospectus. EAI and Sunrise shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Sunrise in favor of this Agreement and the Merger and the recommendation of the Board of Directors of EAI in favor of the EAI Voting Proposals, provided that the Board of Directors of either Sunrise or EAI may withdraw such recommendation if such Board of Directors shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law. EAI and Sunrise shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

          (b)  Sunrise shall take such action as may be necessary to insure that
(i) the information to be supplied by Sunrise for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Sunrise for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to shareholders of Sunrise or EAI, at the time of the Sunrise Stockholders' Meeting and the EAI Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Sunrise Stockholders' Meeting or EAI Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Sunrise or any of its Affiliates, officers, or directors should be discovered by Sunrise which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Sunrise shall promptly so inform EAI.

          (c) EAI shall take such action as may be necessary to insure that (i) the information supplied by EAI for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by EAI for inclusion in the Joint Proxy Statement shall not on the date the Joint Proxy Statement is first mailed to shareholders of EAI or Sunrise, at the time of the EAI Shareholders' Meeting and Sunrise Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the EAI Shareholders' Meeting or Sunrise Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to EAI or any of its Affiliates, officers, or directors should be discovered by EAI which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, EAI shall promptly so inform Sunrise.

   6.03. ACCESS TO INFORMATION. Upon reasonable notice and to the extent permitted under applicable law and the provisions of agreements to which EAI or Sunrise, as the case may be, is a party, Sunrise and EAI shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, and records and, during such period, each of Sunrise and EAI shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties, and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify a representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

   6.04. SHAREHOLDERS MEETINGS. Sunrise and EAI each shall call a meeting of its respective shareholders to be held as promptly as practicable for the purpose of voting, in the case of Sunrise, upon this Agreement and the Merger and, in the case of EAI, upon (i) the issuance of shares of EAI Common Stock pursuant to the Merger and (ii) the amendment to the EAI Option Plans to increase the number of shares covered thereby (together the "EAI Voting Proposals"). Subject to Sections 6.01 and 6.02 hereof, Sunrise and EAI will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Subject to Section 6.02 hereof, each party shall use all reasonable efforts to solicit from its shareholders proxies in favor of such matters.

    6.05. LEGAL CONDITIONS TO MERGER. Subject to Section 6.01 hereof, each of EAI and Sunrise will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of EAI and Sunrise will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by EAI, Sunrise, or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

   6.06.  PAYMENT OF TAXES.

          (a) Sunrise shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

          (b) EAI shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

   6.07. PUBLIC DISCLOSURE. Any public disclosures by EAI or Sunrise with respect to the Merger or this Agreement, or with respect to anything involving or referring to the other, shall be made in accordance with the terms of the Confidentiality Agreement.

    6.08. TAX-FREE REORGANIZATION.

          (a) EAI and Sunrise shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

          (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code in all federal, state, and local tax returns after the Effective Time.

          (c) Following the Merger, EAI will cause Sub to hold at least 90% of the fair market value of Sunrise's net assets and 70% of the fair market value of Sunrise's gross assets held immediately prior to the Merger. For purposes of this subsection (c), amounts paid by Sunrise to Sunrise Shareholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions) will be treated as assets of Sunrise held immediately prior to the Merger.

          (d) Following the Merger, EAI will cause Sub to continue the historic business of Sunrise or use a significant portion of Sunrise's business assets in a business.

          (e) Following the Merger, EAI will cause Sub not to issue additional shares of its stock to any person other than EAI.

          (f) EAI has no present plan or intention to reacquire, following the Merger, any of its stock issued in the Merger.

          (g) EAI has no present plan or intention to liquidate Sub, merge Sub with or into another corporation, sell or dispose of the stock of Sub (except for transfers to other corporations controlled by EAI), or cause Sub to sell or dispose of any of its assets or the assets acquired from Sunrise, except for dispositions in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

          (h) EAI, Sub, Sunrise and the stockholders of Sunrise will pay their respective expenses, if any, incurred in connection with the Merger.

          (i) No indebtedness between EAI and Sunrise or between Sub and Sunrise was issued, acquired or will be settled at a discount.

          (j) The fair market value of the assets of Sunrise transferred to Sub exceed the sum of liabilities assumed by Sub, plus the amount of liabilities, if any, to which the transferred assets are subject, and all such liabilities of Sunrise assumed by Sub to which the transferred assets are subject were incurred by Sunrise in the ordinary course of its business.

          (k) At the Effective Time, none of EAI, Sunrise or Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    6.09. NASDAQ QUOTATION. EAI shall use its best efforts to cause the shares of EAI Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

   6.10.  STOCK PLANS, WARRANTS AND OTHER OPTIONS.

          (a) At the Effective Time, each outstanding option to purchase shares of Sunrise Common Stock (a "Sunrise Stock Option") under each Sunrise Option Plan, whether vested or unvested, shall become an option to acquire, under the EAI Stock Option Plan, on the same terms and conditions as were applicable under the respective Sunrise Option Plan, the same number of shares of EAI Common Stock as the holder of such Sunrise Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at the price per share set forth in the Sunrise Stock Option, divided by the Exchange Ratio, rounded to the nearest full cent; provided, however, that in the case of any Sunrise Stock Option to which
Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

          (b) At the Effective Time, each outstanding warrant to purchase shares of Sunrise Common Stock or Sunrise Series C Stock, as the case may be, (a "Sunrise Warrant") under any Warrant Agreement, shall become a warrant to acquire, on the same terms and conditions as were applicable under such Warrant Agreement, the same number of shares of EAI Common Stock as the holder of such Warrant Agreement would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at the price per share set forth in such Warrant Agreement, DIVIDED BY the Exchange Ratio in the case of warrants to purchase Sunrise Common Stock, and DIVIDED BY the Series C Conversion Factor, in the case of warrants to purchase Sunrise Series C Stock, rounded to the nearest full cent.

          (c) EAI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of EAI Common Stock for delivery under the Sunrise Stock Options and the Sunrise Warrants assumed in accordance with this Section 6.10. As soon as practicable after the Effective Time, but in no event later than 10 business days after the Effective Time, EAI shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of EAI Common Stock subject to the assumed options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

    6.11. GUARANTEES. EAI shall use all reasonable efforts to obtain releases of those personal guarantees of lease payments by James R. Evans and Barbara L. Owens which are identified on Schedule 3.08 hereto and shall indemnify such persons in full for any amounts required to be paid under such personal guarantees after the Effective Time.

   6.12. CONSENTS. Each of EAI and Sunrise shall use all reasonable efforts to obtain all necessary consents, waivers, and approvals under any of EAI's or Sunrise's material agreements, contracts, licenses, or leases in connection with the Merger.

   6.13. BROKERS OR FINDERS. Each of EAI and Sunrise represents, as to itself, its Subsidiaries and its Affiliates, that it has no liability or obligation to pay any fees, commissions or other payments to, or otherwise reimburse expenses for, any agent, broker, investment banker, financial advisor, attorney or other firm or person in connection with any of the transactions contemplated by this Agreement except (i) in the case of Sunrise, as set forth on Schedule 6.12 hereto, which such amounts shall be paid by Sunrise in accordance with Sunrise's agreement with such firms (copies of which have been delivered by Sunrise to EAI prior to the date of this Agreement), and, (ii) in the case of EAI, Lehman Brothers, Inc., whose fees and expenses will be paid by EAI in accordance with EAI's agreement with such firm (a copy of which has been delivered by EAI to Sunrise prior to the date of this Agreement), Arthur Andersen LLP and Faegre & Benson LLP.

    6.14 EMPLOYEE BENEFITS; EMPLOYEE ISSUES. Following the Effective Time, all employees of Sunrise shall be given credit for their periods of service with Sunrise as if such service were with EAI in determining their eligibility for inclusion in, and the level of benefits granted after the Effective Time under EAI's current employee benefit plans. Following the Effective Time, the level of benefits granted to employees of Sunrise shall be equal to or greater than the level of benefits under Sunrise's employee benefit plans immediately prior to the Effective Time.

    6.15. REPORTS. From and after the Effective Time and so long as necessary in order to permit each officer and director of Sunrise to sell the EAI shares of Common Stock received by them as a result of the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, EAI will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph
(c)(1) of Rule 144 under the Securities Act (or, if applicable, EAI will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).

    6.16. NOTIFICATION OF CERTAIN MATTERS. Sunrise will give prompt notice to EAI upon discovery thereof, and EAI will give prompt notice to Sunrise upon discovery thereof, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of Sunrise or EAI, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

    6.17. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of EAI and Sunrise described in Section 6.04 hereof, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

   7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) SHAREHOLDER APPROVAL. This Agreement and the Merger, and, in the case of EAI only, the EAI Voting Proposals, shall have been approved and adopted by the requisite vote of the stockholders of Sunrise and EAI as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of their respective charter and bylaws.

          (b) APPROVALS. There shall have been obtained permits, consents and approvals of securities or "blue sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the transactions contemplated hereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Surviving Corporation and its subsidiaries taken as a whole after consummation of the Merger.

          (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The Joint Proxy Statement shall have been delivered to the shareholders of Sunrise and EAI in accordance with the requirements of the Securities Act and the Exchange Act.

          (d) NASDAQ. The shares of EAI Common Stock to be issued in the Merger or to be issued pursuant to options and warrants granted pursuant to the Merger shall have been approved for quotation on the Nasdaq National Market.

     7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF EAI AND SUB. The obligations of EAI to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by EAI and Sub.

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH COVENANTS. The representations and warranties of Sunrise contained in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time; Sunrise shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time; and EAI and Sub shall have received a certificate signed on behalf of Sunrise by the Chief Executive Officer and the Chief Financial Officer of Sunrise to the effects set forth in this paragraph (a).

          (b) ABSENCE OF MATERIAL ADVERSE EFFECT. There shall not have been, since April 30, 1997 (i) any damage, destruction or loss, whether covered by insurance or not, that has had, or is reasonably likely to have, a Material Adverse Effect on Sunrise and its Subsidiaries taken as a whole; (ii) any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which EAI or Sub is a plaintiff directly or derivatively) which, in the reasonable judgment of EAI, would be reasonably likely, if issued, to have a Material Adverse Effect on Sunrise and its Subsidiaries, taken as a whole; or (iii) any other event or condition (financial or otherwise) of any character or any operations or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on Sunrise and its Subsidiaries, taken as whole.

          (c) BLUE SKY LAWS. EAI shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of EAI Common Stock pursuant to the Merger.

          (d) ABSENCE OF LITIGATION, INJUNCTIONS. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which EAI or Sub is a plaintiff directly or derivatively) which, in the reasonable judgment of EAI would, if issued, restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages to EAI, Sub or Surviving Corporation if the transactions contemplated hereby are consummated, and there shall not be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

          (e) OPINION OF SUNRISE'S COUNSEL. EAI shall have received written opinions of counsel to Sunrise dated as of the Closing Date, substantially in the form of Exhibit 7.02(e) hereto.

          (f) UPDATED FAIRNESS OPINION. On the date of the Joint Proxy Statement, the Board of Directors of EAI shall have received from Lehman Brothers, Inc. a written update, dated as of such date, confirming the opinion referred to in Section 4.18 hereof.

          (g) COMFORT LETTER. On the date of the Joint Proxy Statement and the EAI prospectus constituting a part of the Registration Statement, EAI and Sunrise shall have received a letter (in form and substance as is customary in a registered public offering) from (i) Arthur

Andersen LLP, independent public accountants of EAI, and (ii) Ernst & Young LLP, independent accountants of Sunrise, in each case, dated as of such date, in connection with such accountants' review of certain data and information contained in the Registration Statement and the Joint Proxy Statement.

          (h) CONSENTS. Sunrise shall have obtained all necessary consents, waivers, and approvals required under any Sunrise Property Lease or any other contracts or licenses of Sunrise, including, without limitation, any of the Sunrise Material Agreements.

          (i) DISSENTING SHARES. The holders of not more than 5% of the total of the issued and outstanding shares of Sunrise Common Stock and Sunrise Preferred Stock determined, with respect to the Sunrise Preferred Stock, on an as converted basis, shall have taken such action prior to or at the time of the stockholders' vote as is necessary as of that time to entitle them to the statutory dissenters' rights referred to in Section 2.01(f) hereof.

          (j) PRESCHOOL SERVICES, INC. Each of the current directors and officers of Preschool Services, Inc. ("PSI") is listed on Schedule 7.02(j) hereto. The makeup of the directors and officers of PSI as of the Closing Date shall be acceptable to EAI and all actions required to be taken to properly and legally affect any change in such directors or officers after the date hereof shall have been properly taken in accordance with PSI's charter documents and applicable law.

          (k) PAYMENT OF FEES AND EXPENSES. EAI shall have received an acknowledgment from each of the entities named on Schedule 6.12 that (i) all of the fees set forth opposite their name have been paid in full, (ii) neither EAI nor Sub shall have any obligation for any other fees and expenses incurred by Sunrise or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, and (iii) any and all agreements between Sunrise and such entity will terminate at or prior to the Effective Time.

   7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SUNRISE. The obligation of Sunrise to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Sunrise.

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH COVENANTS. The representations and warranties of EAI and Sub contained in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time; EAI and Sub shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time; and Sunrise shall have received a certificate signed on behalf of EAI by the Chief Executive Officer and Chief Financial Officer of EAI to the effects set forth in this paragraph (a).


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

          (b) ABSENCE OF MATERIAL ADVERSE EFFECT. There shall not have been, since March 31, 1997 (i) any damage, destruction or loss, whether covered by insurance or not, that has had, or is reasonably likely to have, a Material Adverse Effect on EAI and its Subsidiaries taken as a whole; (ii) any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Sunrise is a plaintiff directly or derivatively) which, in the reasonable judgment of Sunrise, would be reasonably likely, if issued, to have a Material Adverse Effect on EAI and its Subsidiaries, taken as a whole; or (iii) any other event or condition (financial or otherwise) of any character or any operations or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on EAI and its Subsidiaries, taken as whole.

          (c) ABSENCE OF LITIGATION, INJUNCTIONS. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Sunrise is a plaintiff directly or derivatively) which, in the reasonable judgment of Sunrise would, if issued, restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

          (d) OPINION OF EAI'S COUNSEL. Sunrise shall have received a written opinion of counsel to EAI dated as of the Closing Date, substantially in the form of Exhibit 7.03(d) hereto.

          (e) UPDATED FAIRNESS OPINION. On the date of the Joint Proxy Statement, the Board of Directors of Sunrise shall have received from Barber & Bronson Incorporated a written update, dated as of such date, confirming the opinion referred to in Section 3.18 hereof.

          (f) COMFORT LETTER. On the date of the Joint Proxy Statement and the EAI prospectus constituting a part of the Registration Statement, EAI and Sunrise shall have received a letter (in form and substance as is customary in a registered public offering) from (i) Ernst & Young LLP, independent public accountants of Sunrise and (ii) Arthur Andersen LLP, independent public accountants of EAI, in each case, dated as of such date, in connection with such accountants' review of certain data and information contained in the Registration Statement and the Joint Proxy Statement.

          (g) TAX OPINION. Sunrise shall have received the opinion of Squire, Sanders & Dempsey L.L.P., counsel to Sunrise, to the effect the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.


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

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

    8.01. TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Sunrise or EAI:

          (a) by mutual written consent of the Board of Directors of EAI and Sunrise; or

          (b) by either EAI or Sunrise by action of its Board of Directors if the Merger shall not have been consummated within 120 days of the date hereof (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (c) by either EAI or Sunrise by action of its Board of Directors if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, except, if the party relying on such order, decree, or ruling or other action has not complied with its obligations under Section 6.05 of this Agreement;

          (d) by EAI or Sunrise by action of its Board of Directors, if, at the EAI Shareholders' Meeting or the Sunrise Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of EAI in favor of the EAI Voting Proposals or the stockholders of Sunrise in favor of this Agreement and the Merger shall not have been obtained;

          (e) by EAI by action of its Board of Directors, if (i) the Board of Directors of Sunrise shall have withdrawn or modified its recommendation of this Agreement or the Merger in any way detrimental to EAI or shall have resolved to so withdraw or modify such recommendation (and Sunrise acknowledges that a determination by its Board of Directors not to call the Sunrise Stockholders' Meeting shall be deemed to be a withdrawal of its recommendation); (ii) the Board of Directors of Sunrise shall have recommended to the stockholders of Sunrise an Alternative Transaction (as defined in Section 8.04 hereof); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Sunrise Common Stock is commenced (other than by EAI or an Affiliate of EAI) and the Board of Directors of Sunrise recommends that the stockholders of Sunrise tender their shares in such tender or exchange offer;

          (f) by Sunrise by action of its Board of Directors, if (i) the Board of Directors of EAI shall have withdrawn or modified its recommendation of the EAI Voting Proposals in any way detrimental to Sunrise or shall have resolved to so withdraw or modify such recommendation

(and EAI acknowledges that a determination by its Board of Directors not to call the EAI Shareholders' Meeting shall be deemed to be a withdrawal of its recommendation); or

          (g) by EAI or Sunrise by action of its Board of Directors, if there has been a material breach of any representation, warranty, covenant, or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party.

    8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01 hereof, this Agreement shall immediately become void and there shall be no liability or obligation on the part of EAI, Sunrise, Sub or their respective officers, directors, shareholders, or Affiliates, except as set forth in Section 8.03 hereof or except to the extent the termination is a result of a material breach by a party to this Agreement of any representation, warranty or covenant contained in this Agreement; provided that the provisions of Section 8.03 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    8.03. FEES AND EXPENSES.

          (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that EAI and Sunrise shall share equally all fees and expenses, other than accountants, attorneys' and other professional fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

          (b) In the event of termination of this Agreement pursuant to Section 8.01(e) or (f) hereof then, in addition to any damages which may be available as a result of a material breach by either party of any representation, warranty or covenant contained in this Agreement, Sunrise in the case of a termination pursuant to Section 8.01(e) hereof and EAI, in the case of a termination pursuant to Section 8.01(f) hereof shall pay to the other party an amount equal to $100,000 plus all of the other party's reasonable out-of-pocket expenses incurred in connection with this Agreement.

    8.04. ALTERNATIVE TRANSACTION DEFINITION. As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than EAI or its Affiliates (a "Third Party") acquires more than 15% of the outstanding shares of Sunrise Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Sunrise pursuant to which any Third Party acquires more than 15% of the outstanding equity securities of Sunrise or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Sunrise, and the entity surviving any merger or business combination including any of them) of Sunrise having a fair market value (as determined by the Board of Directors of EAI in


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

good faith) equal to more than 15% of the fair market value of all the assets of Sunrise, and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    8.05. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Sunrise or of EAI, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.06. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

    9.01. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the (i) agreements contained in (x) Sections 1.05, 2.01, 2.02, 2.03, 2.04, 6.07, 6.08, 6.10, 6.12, 6.13, 6.14, 6.16 and 8.03 hereof, (y) the last sentence of Section 8.05, (z) and Article IX and (ii) the Sunrise Affiliate Agreements delivered pursuant to Section 3.22 hereof, and the EAI Affiliate Agreements delivered pursuant to Section 4.21 hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to EAI or Sub, to:
               1300 Norwest Financial Center
               7900 Xerxes Avenue South
               Minneapolis, Minnesota  55431
               Attention:  John T. Golle


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

               with a required copy to (which alone shall not constitute notice):
               Faegre & Benson LLP
               2200 Norwest Center
               90 South Seventh Street
               Minneapolis, Minnesota  55402-3901
               Attention:  Steven C. Kennedy, Esq.

          (b)  if to Sunrise, to:
               Sunrise Educational Services, Inc.
               9128 East San Salvador Drive
               Phoenix, Arizona  85258
               Attention:  James R. Evans

               with a required copy to (which alone shall not constitute notice):

               Squire, Sanders & Dempsey L.L.P.
               Two Renaissance Square
               40 North Central Avenue, Suite 2700
               Phoenix, Arizona  85004
               Attention:  Christopher D. Johnson, Esq.

    9.03. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

    9.04. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.05. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided herein are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    9.06. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

    9.07. ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

   9.08. KNOWLEDGE. All references in this Agreement to knowledge of a corporation shall be deemed to mean knowledge of any one or more of its executive officers.


                                    ARTICLE X

                                   DEFINITIONS

     As used in this Agreement, the term "Subsidiary" shall mean, with respect to any party, corporation, or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     IN WITNESS WHEREOF, EAI, Sub, and Sunrise have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                             EDUCATION ALTERNATIVES, INC.



                                             By  /s/ John T. Golle
                                                --------------------------------
                                                Its Chairman and CEO


                                             SUN DELAWARE, INC.



                                             By  /s/ John T. Golle
                                                --------------------------------
                                                 Its Chairman and CEO


                                             SUNRISE EDUCATIONAL
                                             SERVICES, INC.


                                             By  /s/ James R. Evans
                                                --------------------------------
                                                Its President